Exhibit 10.11

PROMISSORY NOTE

$100,000.00	Date: October 26, 2022

For value received, the undersigned, Acesis Biomed US, Inc. (the "Borrower"), at 9233 Park Meadows Dr Ste 108, Lone Tree, CO 80124, promises to pay to the order of Squirrel Investments LLC, or its assigns (the "Lender"), at 2666 Park Lake Dr, Boulder, CO 80301 (or at such other place as the Lender may designate in writing) the sum of One Hundred Thousand Dollars ($100,000.00).

The unpaid principal and interest shall be payable at the earlier of six months from the date of this note or upon Borrower or any of its parent companies receiving gross proceeds of $500,000 from a private placement of its securities.

The principal balance on the Note shall accrue an interest charge of 12% per annum.

The Borrower reserves the right to prepay this Note (in whole or in part) at any time with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Colorado.

Borrower:

ACESIS BIOMED US, INC.

/s/ Costas N. Karatzas
Costas N. Karatzas
Chief Executive Officer